Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in Registration Statement (No. 333-172882) on Form S-1 of ChromaDex Corporation and Subsidiaries  of our report dated March 29, 2013, relating to our audits of the consolidated financial statements, which appears in the Annual Report on Form 10-K of ChromaDex Corporation and Subsidiaries for the year ended December 29, 2012.

/s/ McGladrey LLP

Schaumburg, Illinois
March 29, 2013